UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2022 (June 29, 2022)

Bird Global, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41019	86-3723155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

392 NE 191st Street #20388
Miami, Florida 33179
(Address of principal executive offices and zip code)
(866) 205-2442
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BRDS	The New York Stock Exchange
Warrants, each whole warrant exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share	BRDS WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on Current Reports on Form 8-K filed with the SEC on each of June 29, 2022 and September 23, 2022, the Board of Directors (the “Board”) of Bird Global, Inc. (the “Company”) appointed Shane Torchiana as the Company’s President, effective as of June 29, 2022, and Chief Executive Officer, effective as of September 21, 2022. The below disclosure regarding Mr. Torchiana’s compensation arrangements in connection with such appointments is being filed as an amendment to the aforementioned reports.

Compensation Letter Agreement

On November 9, 2022, the Compensation Committee of our Board (the “Committee”) approved, and the Company’s subsidiary Bird Rides, Inc. (“Bird”) entered into, a Compensation Letter Agreement (the “Letter Agreement”) with Mr. Torchiana. The material terms of the Letter Agreement are described below.

Under the Letter Agreement, Mr. Torchiana is entitled to receive an annual base salary of $550,000 (effective as of June 29, 2022), pro-rated for any partial year of employment. In addition, during calendar years 2022, 2023 and 2024, Mr. Torchiana is eligible to earn annual and quarterly cash performance bonuses based on the achievement of adjusted EBITDA, free cash flow and net revenue goals. The maximum potential bonus opportunity for Mr. Torchiana for a single calendar year is equal to $220,000 (for 2022) and $1,402,500 (for each of 2023 and 2024).

Pursuant to the Letter Agreement, Mr. Torchiana will be granted one or more awards of restricted stock units (“RSUs”) covering shares of the Company’s Class A Common Stock under the Company’s 2021 Incentive Award Plan (the “2021 Plan”). The material terms and conditions of such awards are described below in the section entitled, “Equity Award.”

In addition, under the Letter Agreement, if Mr. Torchiana experiences a termination of employment by Bird without “cause” or by Mr. Torchiana for “good reason” (each, as defined in the Letter Agreement) (a “Qualifying Termination”), then Mr. Torchiana will receive:

•a cash amount equal to 12 months of his annual base salary then in effect, payable in substantially equal installments over the 12-month period following the termination date;

•company-subsidized healthcare coverage for up to 12 months following the date of termination, at the same levels and same cost to him as in effect immediately prior to the termination date; and

•if the Qualifying Termination occurs during the 24-month period following a Change in Control, all time-vesting equity awards then held by Mr. Torchiana will become fully vested on an accelerated basis as of the termination date with respect to the number of shares underlying the award that would have vested during the 24-month period following the termination date (had he remained employed during such period, and calculated as though the award vests on a monthly basis from the applicable vesting commencement date).

The severance payments and benefits described above will be conditioned upon Mr. Torchiana’s timely execution and non-revocation of the Company’s standard general release of all claims in a form prescribed by the Company.

Equity Award

On November 9, 2022, Mr. Torchiana was granted an award of RSUs covering 3,900,000 shares of the Company’s Class A Common Stock (the “RSU Award”) under the 2021 Plan. The RSU Award will vest as to 1/16 of the total RSUs underlying the award on each of the first 16 quarterly anniversaries of September 1, 2022, subject to Mr. Torchiana’s continued employment with Bird through the applicable vesting date.

Pursuant to Mr. Torchiana’s Letter Agreement, Mr. Torchiana is also eligible to receive two additional awards of RSUs, covering up to 2,625,000 shares of the Company’s Class A Common Stock (the “Performance-Vesting RSUs”). The Performance-Vesting RSUs will be granted to Mr. Torchiana following the attainment of applicable stock price goals at any time during the Performance Period (as defined in the Letter Agreement), as set forth in the following table. Once granted, the Performance-Vesting RSUs will vest as to 1/6 of the total RSUs subject to the applicable tranche on each quarterly anniversary of the applicable grant date, subject to Mr. Torchiana’s continued employment with Bird through the applicable vesting date.

Vesting Tranche	Price Per Share Goal	Number of Granted Performance- Vesting RSUs
First Vesting Tranche	$2.50	1,750,000.00
Second Vesting Tranche	$5.00	875,000.00

The RSU Award and Performance-Vesting RSUs are subject to accelerated vesting provisions in connection with certain events, as described above under “Compensation Letter Agreement.”

The forgoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Compensation Letter Agreement by and between Shane Torchiana and Bird Rides, Inc., dated November 9, 2022
104	Cover page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bird Global, Inc.

Date: November 16, 2022	By:	/s/ Ben Lu
	Name:	Ben Lu
	Title:	Chief Financial Officer